Exhibit (h)(8)

Amendment to Transfer Agency and Service Agreement

This Amendment to Transfer Agency and Service Agreement (this “Amendment”), dated December     , 2009, between ALPS ETF Trust, a Delaware statutory trust (the “Trust”), and The Bank of New York Mellon (the “Bank”).

WHEREAS, the Trust and the Bank have entered into a Transfer Agency and Service Agreement dated March 26, 2008, as amended June 23, 2009 and September 10, 2009 (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Effective as of December     , 2009, Annex I of Exhibit A of the Agreement is hereby deleted in its entirety and replaced with a new Annex I of Exhibit A attached hereto.

2.             Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ETF TRUST	THE BANK OF NEW YORK MELLON

By:	By:
Name: Thomas A. Carter	Name:
Title: President	Title:

ANNEX I

TO

AUTHORIZED PARTICIPANT AGREEMENT

FOR ALPS ETF TRUST

Cohen & Steers Global Realty Majors ETF

ALPS Equal Sector Weight ETF

Jefferies | TR/J CRB Global Commodity Equity Index Fund

Jefferies | TR/J CRB Global Agriculture Equity Index Fund

Jefferies | TR/J CRB Global Energy Equity Index Fund

Jefferies | TR/J CRB Global Industrial Metals Equity Index Fund

Jefferies | TR/J CRB Global Precious Metals Equity Index Fund

Jefferies | TR/J CRB Wildcatters Exploration & Production ETF

Jefferies | TR/J CRB Natural Gas Equities ETF

U.S. Equity Reverse Convertible Index Fund